Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON NEWPORT BEACH NEW YORK	400 South Hope Street Los Angeles, California 90071-2899 TELEPHONE (213) 430-6000 FACSIMILE (213) 430-6407 www.omm.com	SAN FRANCISCO SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

April 21, 2010

Smile Brands Group Inc.

201 E. Sandpointe

Santa Ana, CA 92707

Re: Registration of Securities of Smile Brands Group Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-1 (File No. 333-163875) of Smile Brands Group Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to 8,455,950 shares (including the underwriters’ over-allotment option) of common stock, par value $0.01 per share, of the Company (the “Securities”).

Subject to certain proposed additional proceedings being taken as contemplated by the Registration Statement prior to the issuance and sale of the Securities being offered by the Company, we are of the opinion that the Securities will be duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Securities as contemplated by the Registration Statement and the book-entry of the Securities by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Securities will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP